Master Enhanced S&P 500 Series

FILE #811-07885

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
02/08/2007	Fortress Investment Group LLC (34958B106) w/ Lehman	34,286,000.00	18,200.00

Goldman, Sachs & Co.; Lehman Brothers Inc.; Banc of America Securities LLC; Citigroup Global Markets Inc.; Deutsche Bank Securities Inc.; Bear, Stearns & Co. Inc.; Lazard Capital Markets LLC; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Morgan Stanley & Co. Incorporated; Wells Fargo Securities, LLC; Friedman, Billings, Ramsey & Co., Inc.; Jefferies & Company, Inc.; JMP Securities LLC; Keybanc Capital Markets, a Division of McDonald Investments Inc.; Sandler O'Neill & Partners, L.P.

06/21/2007	Blackstone Group	133,333,334	4,300

Morgan Stanley & Co. Incorporated, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith  Incorporated, Credit Suisse Securities (USA) LLC, Lehman Brothers Inc., Deutsche Bank Securities Inc.,  ABN AMRO Rothschild LLC, Banc of America Securities LLC, Bear, Stearns & Co. Inc., Goldman, Sachs & Co., J.P. Morgan Securities Inc., Lazard Capital Markets LLC.,  UBS Securities LLC., Wachovia Capital Markets, LLC., Nikko Citigroup Limited., Skandinaviska Enskilda Banken AB (publ), Wells Fargo Securities, LLC.,  Calyon Securities (USA) Inc.,  Mizuho Securities USA Inc., RBC Capital Markets Corporation,  Blaylock & Company, Inc., Chapin, Davis, Samuel A. Ramirez & Co., Inc., Muriel Siebert & Co., Inc., Stephens Inc., The Williams Capital Group, L.P., Chatsworth Securities LLC.,  Dominick & Dominick LLC., Jackson Securities, LLC., Loop Capital Markets, LLC., Toussaint Capital Partners, LLC.